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                                                               Exhibit (a)(1)(L)

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                                 Curious George

                                    goes to

                               Vivendi Universal


             Dear shareholders,

             It is with great pleasure that I announce our pending
          acquisition of Houghton Mifflin, one of the oldest and most respected publishers in the United States.

         Vivendi Universal's offer of $60 per share, net to the seller in cash, represents a fair and full price.
              The offer is scheduled to expire on Friday, July 6.

           Soon, George will be able to feed his curiosity by tapping into Vivendi Universal's incredible content and
          distribution network. That network includes Universal Music, with the world's most extensive and prestigious catalog of music;
             Universal Studios and StudioCanal with their combined
                           libraries of 9,000 movies;
      Vivendi Universal Publishing and its educational books and software, as well as education.com, Blizzard Entertainment,
            and flipside.com; plus numerous TV channels and European
                         telecommunications activities.

            With the addition of Houghton Mifflin and its impressive
             array of educational publishing and children's books,
         Vivendi Universal, a world leader in media and communications, will become number two worldwide in education.

           With Houghton Mifflin, we will further reinforce our goal
             of becoming the world's preferred creator and provider
            of personalized information, education and entertainment
                 across all distribution platforms and devices.

              Welcome George. Here's to your insatiable curiosity.

                                Sincerely,

                                Jean-Marie Messier
                                Chairman and Chief Executive Officer
                                Vivendi Universal



                                                 Vivendi
                                                   Universal

                                                        www.vivendiuniversal.com

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